CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Gator Series Trust and to the use of our report dated May 29, 2015 on the financial statements and financial highlights of the Gator Focus Fund and the Gator Opportunities Fund, each a series of beneficial interest in the Gator Series Trust.   Such financial statements and financial highlights appear in the March 31, 2015 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

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BBD, LLP

Philadelphia, Pennsylvania

July 29, 2015